Exhibit 10.42

EMPLOYMENT AND NON-COMPETITION AGREEMENT

        This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement") is made by and among Adaptec, Inc. (the "Company"), a Delaware corporation and Eric Kelly ("Employee"). This Agreement is entered into in connection with the acquisition of Snap Appliance by the Company (the "Acquisition") pursuant to that certain Agreement and Plan of Merger among the Company, Snap Appliance, Snap Appliance Acquisition Corp., and James Caccavo as Representative, dated as of July 13, 2004, (the "Merger Agreement") and employment pursuant to this Agreement is contingent upon the occurrence of the Acquisition and shall not become effective until the date of the closing of such Acquisition (the "Employment Effective Date").

RECITALS

        WHEREAS, Employee is one of a select group of key and senior management employees of Snap Appliance and is an owner of outstanding capital stock, and/or options to purchase outstanding capital stock, of Snap Appliance. The parties hereto recognize that Employee has unique knowledge and experience regarding Snap Appliance's business, and the Company desires to be assured that confidential information pertaining to Snap Appliance's business and the goodwill of Snap Appliance will be preserved and protected and will inure to the benefit of the Company.

        WHEREAS, Employee acknowledges that the promises and restrictive covenants that Employee is providing in this Agreement are reasonable and necessary to the protection of the Company's and Snap Appliance's business and the Company's legitimate interests in acquiring Snap Appliance pursuant to the Merger Agreement. Employee acknowledges that he is receiving substantial capital stock equity, cash payments, and other benefits for the consummation of the Merger, which benefits constitute adequate consideration for the covenants in this Agreement.

        WHEREAS, Employee understands and acknowledges that as an inducement for, and a material condition to, the Acquisition, Employee is entering into this Agreement and agrees and approves to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, the Company and Employee hereby agree as follows:

        1.    Employment and Term.    Commencing with the Employment Effective Date, the Company agrees to employ the Employee in the position of Vice President, General Manager. Employee's employment shall be at-will. Employee shall report to Robert N. Stephens. The transfer of Employee's employment, or secondment of Employee's services, at any time to any parent or subsidiary of, or successor corporation to, the Company (including, for example, Snap Appliance) shall be expressly permitted pursuant to this Agreement and in the event of such a transfer, the terms of this Agreement shall continue to apply and the parties shall execute any necessary documents to effect the continued application of the terms of this Agreement.

        2.    Obligations to the Company.    During the employment period, the Employee shall devote on a full-time basis Employee's business efforts and time to the Company and will diligently follow and implement the management policies and decisions of the Company as communicated to Employee consistent with Employee's position and responsibilities and Employee will diligently carry out such responsibilities. During the employment period, without the prior written approval of the Company, the Employee shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as an equity holder owning more than three percent (3%) of the equity of any other business enterprise. The Employee shall comply with the Company's written policies and rules, as they may be in effect from time to time during the employment period.

        3.    No Conflicting Obligations.    The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Employee represents and warrants that he will not use or disclose, in connection with his employment by the Company any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that, to Employee's knowledge, his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

        4.    Base Salary and Bonus.    Employee's base salary during the employment period will be no less than $260,000 Dollars per year, payable on the Company's regular payroll dates, less required withholdings. Beginning on October 1, 2004, the employee will be eligible to participate in Adaptec's Incentive Plan (AIP). This discretionary plan targets 50% percentage of the employee's base salary. The Board of Directors identifies the measurement criteria, which currently consists of company revenue achievement and operating profit before tax goals. The AIP is generally paid on a semi-annual base. In addition to the base pay, employee shall receive a guaranteed bonus payment of $40,000 payable in calendar 2005 and 2006. Payments shall correspond with the AIP payments: $27,000 in April 2005, $20,000 in October 2005, $20,000 in April 2006, and $20,000 in October 2006. Beginning on October 1, 2004, the employee will also be eligible to participate in the quarterly Variable Incentive Plan (VIP) targeted at 4% of the employee's quarterly base salary. The VIP is based on successful achievement of individual objectives mutually set between the employee and the manager.

  5.    Employee Benefits.

        (a)    Employee will be entitled to insurance, vacation and other benefits commensurate with Employee's position in accordance with the Company's standard policies for similarly situated employees as in effect from time to time. Further, Employee will be entitled to enroll in the Company's other employee benefit plans for which the employee are otherwise eligible, including its employee stock purchase plan, medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of such plans. The Company shall recognize Employee's prior service with Snap Appliance in connection with its PTO policy, excluding sabbatical and company service awards, for purposes of eligibility, vesting and levels of benefits. Sabbatical eligibility is based on the Adaptec's hire date.

        (b)    In addition, while Employee is employed, Employee will be paid an additional $650 per month to cover automobile expenses and related automobile insurance coverage.

        (c)    In addition, while Employee is employed, Employee shall be entitled, at Company's expense, to have an annual executive health exam.

  6.    Stock Options.

        (a)    Information on Snap Appliance Stock Options. Any stock options granted Employee by Snap Appliance prior to the Employment Effective Date shall be treated as provided in the Merger Agreement. The Merger Agreement generally provides for the assumption of stock options granted by Snap Appliance with most terms of the applicable Snap Appliance stock option agreement (including vesting provisions) remaining in effect, but with the number of shares and exercise price appropriately adjusted to reflect that the stock option will cover shares of the Company rather than Snap Appliance. The aggregate exercise price will remain the same. The Company will provide Employee with separate notification of the adjustments made to any Snap Appliance stock option of Employee. The vesting on the Snap Appliance stock options are: 15% of the original grant of 4,040,000 Snap common stock options vested on September 12, 2002, 21.25% of the original grant of 4,040,000 Snap common stock options vested on September 12, 2003 and 1.77% of the original grant of 4,040,000 Snap common stock options shall vest on each subsequent month from and after September 12, 2003. The Company will provide Employee with separate notification of the adjustments made to any Snap Appliance stock option of Employee.

In consideration of the benefits provided Employee under this Agreement, and as required by the Merger Agreement to effect the Acquisition, by signing below, Employee waives any right to acceleration of the vesting and exercisability of the shares subject to Employee's Snap stock option(s) to which Employee was otherwise entitled under the terms and conditions of the Snap 2002 Stock Option and Restricted Stock Purchase Plan (for example, Section 9(b) thereunder) and/or any existing agreements you may have with Snap, that could result from this merger, or a later merger, consolidation, or similar event, or any other subsequent event (including termination of your employment). Employee is not waiving any vesting acceleration or other rights set forth in this Agreement regarding such stock option(s).

        (b) New Option.    In accordance with the Company's Stock Option Plan, Adaptec will recommend to the Board of Directors that employee be granted an option to purchase 75,000 shares of Adaptec stock that will vest 6.25% per quarter, and will be fully vested at the end of four years. These options will be priced based upon the employee's start date. The option price will be the previous trading day's closing price with vesting commencing on the hire date.

        7.    Management Incentive Plan.    Employee shall be designated a participant in the Management Incentive Plan (the "MIP") instituted by the Company pursuant to the Merger Agreement. As such you will receive a MIP Bonus as described in Appendix I (incorporated herein by reference). Employee understands and agrees that Employee's interest in the MIP Bonus shall be reduced to the extent required to satisfy claims or other obligations as provided in the Merger Agreement.

        8.    Confidentiality.    Simultaneously with the execution of this Agreement, Employee is executing and delivering and hereby adopts and agrees to be bound by the Company's standard Employee Proprietary Information Agreement (the "Employee Proprietary Information Agreement").

  9.    Termination of Employment.

        (a)    Termination by the Company. The Company may terminate Employee's employment at any time and for any reason (or no reason), and with or without Cause, by giving Employee notice in writing.

        For purposes of this Agreement, "Cause" shall mean:

                (i)    Employee's willful misconduct, or willful failure to perform, his material duties, including Employee's willful failure to follow the reasonable and lawful directions of the person to whom Employee reports which are consistent with Employee's position and duties, provided that (A)  Employee is given written notice from the Company setting forth with reasonable specificity such misconduct or failure and giving Employee notice that failure to cure such misconduct or failure will result in termination of Employee for Cause, and (B) Employee fails to correct the behavior described in the notice within thirty (30) business days following receipt of such notice.

                (ii)    Employee's conviction of a felony offense, plea of "guilty" or "no contest" to a felony offense or a material act of dishonesty, fraud, embezzlement, or misappropriation against the Company or its affiliates; or

                (iii)    Employee's material breach of this Agreement or the Employee Proprietary Information Agreement, or any material provision of any other material written agreement between the Company and Employee, or Employee's material breach or violation of any lawful material written employment policy of the Company, including those prohibiting harassment of another employee, which in any case would be materially detrimental to the results of operations of the Employer on a consolidated basis, provided that (A) Employee is given written notice from Company setting forth with reasonable specificity such breach and giving Employee notice that failure to cure such breach will result in termination of Employee for Cause and (B) Employee fails to correct the behavior described in the notice within thirty (30) business days following receipt of such notice.

        (b)    Termination by Employee. Employee may terminate his employment at any time for any reason, Good Reason or no reason by giving the Company written notice.

        For purposes of this Agreement, "Good Reason" shall exist if Employee terminates his employment within sixty (60) days of the occurrence, after the Closing Date, of any of the following events:

                (i)    a material adverse change in Employee's position, as of the time immediately following the Employment Effective Date;

                (ii)    the Company's relocation of Employee to an office or location that is more than 25 miles from the office at which Employee was originally hired to work for the Company; or

                (iii)    a reduction of more than 10% of Employee's base salary and the target VIP and AIP percentages provided in this Agreement (other than when made as part of a reduction in salary across all levels of management in the Company that are then at least at Employee's level in the Company). Actual VIP payment may range from 0% to 5% of base salary as measured by achievement of individual quarterly objectives. Actual AIP payments may range from 0% to 100% of base salary as measured by company operating profit before taxes and revenue goals.

        (c)    Employee's Death or Disability. Employee's employment shall terminate upon his death or Disability. For purposes of this Agreement, "Disability" shall mean that Employee, at the time notice is given by the Company, has failed to perform his duties under this Agreement after reasonable accommodation by the Company for a period of not less than ninety (90) consecutive days as a result of his incapacity due to physical or mental disability, injury or illness.

        (d)    Rights Upon Termination of Employment. Upon termination of Employee's employment for any reason described in Section 9 hereof, Employee shall be entitled to receive all accrued and unpaid salary and vacation, if any, through the date of such termination.

        (e)    Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. However, obligations of the parties set forth in (a) the Company's Employee Proprietary Information Agreement (referring to confidentiality), and (b) Section 13 (referring to dispute resolution), Section 10 (Benefits), Section 11 (referring to non-competition, except as set forth herein), and Section 12 (referring to non-solicitation) of this Agreement will survive the termination of Employee's employment, regardless of the circumstances or reasons for such termination.

  10.    Termination Benefits.

        (a)    General Release. Any other provision of this Agreement notwithstanding, Subsection (b) below shall not apply unless the Employee (i) has executed a general release (in a form prescribed by the Company and reasonably acceptable to Employee) of all known and unknown claims that he may then have against the Company, any parent or subsidiary of the Company, and any persons affiliated with the Company or any parent or subsidiary of the Company (excluding rights or benefits Employee has hereunder and under or in connection with the Merger Agreement) and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims (excluding rights or benefits Employee has hereunder and under or in connection with the Merger Agreement).

        (b)    Benefits. In the event that Employee's employment terminates due to his death or Disability, or that Company terminates Employee without Cause (for purposes of this Agreement the transfer of employment to a parent or subsidiary corporation or other affiliate of the Company shall not be deemed a termination of employment without Cause), or Employee quits for Good Reason, Employee shall receive the following additional benefits:

                (i)    Cash Severance. After one year of continuous employment with Company, the employee shall receive severance pay equal to nine months of Base Salary.

                (ii)    Benefits Continuation and Outplacement Assistance. Company shall provide Employee with Company-paid COBRA benefits and outplacement assistance for the same time period as set forth in Section 10(b)(i) above.

                (iii)    Assumed Option Vesting Acceleration. Company shall accelerate all of the Employee's stock options corresponding to stock options granted by Snap Appliance prior to the Acquisition. Stock options granted by Adaptec will not accelerate.

                (iv)    The MIP pursuant to Appendix I.

  11.    Non-Competition.

        (a)    Except as provided below, during the period commencing on the Employment Effective Date and ending on the earlier of (I) a termination without Cause or a resignation for Good Reason or (II) the earlier of the date two (2) years from the Employment Effective Date or the first anniversary of termination of his employment with the Company for Cause or without Good Reason, including any entity that is controlled by, controls, or is under common control with the Company (the "Restrictive Period"), Employee shall not, in any county, state, country or other jurisdiction in which [Snap Appliance] does business as of the date hereof (the "Territory"):

        Depending on the nature of the termination for cause, Robert N. Stephens may mutually agree to waive the non-compete.

                (i)    directly or indirectly, alone or with others, engage in the business of providing services which are Directly Competitive;

                (ii)    be or become an officer, director, stockholder, owner, salesperson, co-owner, partner, trustee, promoter, founder, technician, engineer, analyst, employee, agent, representative, supplier, compensated consultant, advisor or manager of or to, or otherwise acquire or hold any interest in any person or entity that engages in a business that is Directly Competitive; or

                (iii)    knowingly permit Employee's name to be used in connection with any person or entity who engages in activity that is Directly Competitive;

provided, however, that nothing in this Section 11 shall prevent Employee from owning as a passive investment less than three percent (3%) of the outstanding equity of a corporation or other entity if Employee is not otherwise associated directly or indirectly with such entity or any affiliate of such entity or from owning less than an interest in a venture capital, private equity, mutual or similar investment fund.

        (b)    For purposes of this Agreement, "Directly Competitive" means engaging in providing in the Territory (i) products, services or technology that directly compete with Snap Appliance's products, services or technology as described in any price list or business plan of Snap Appliance in existence as of the Employment Effective Date; and (ii) products, services or technology that compete with the Company's products, services or technology as described in any price list or business plan of the Company in existence at any time during Employee's employment under this Agreement and with respect to which Employee had significant involvement.

        12.    Non-Solicitation.    Employee further agrees that for one (1) year following the termination of his employment with the Company, including any entity that is controlled by, controls, or is under common control with the Company, Employee shall not:

        (a)    Cause or attempt to cause any existing customer, client or account of the Company in the area of its business to divert from, terminate, limit or in any manner materially modify, any actual or potential business relationship with the Company. The Employee and the Company agree that this provision is reasonably enforced with reference to the Territory; or

        (b)    Directly or indirectly solicit for employment or conspire with others to solicit for employment any of the Company's employees. The term "employment" for purposes of this Subsection (b) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. The Employee and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.

        (c)    For purposes of this Section 12, "solicit" shall not include any employment, product, service or technology or solicitations made as part of general public announcements, advertisements, job listings, postings, fairs or other non-personalized solicitations made at public venues or via public media.

        13.    Obligation to Inform.    Employee must inform any person or entity for whom Employee performs services during the Restrictive Period of Employee's obligations under Sections 11 and 12.

        14.    Savings Clause.    In addition to Section 15(f) below, Employee specifically agrees that the scope and terms of Sections 11 and 12 hereof are reasonable and that it is Employee's intent and desire that Sections 11 and 12 be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any particular provision of Section 11 or Section 12 is adjudicated by a court of competent jurisdiction to be invalid or unenforceable, the parties specifically authorize the court making such determination to edit the invalid or unenforceable provision with respect to its application in such jurisdiction to allow such invalid or unenforceable provision to be valid and enforceable to the fullest extent allowed by law or public policy. If such adjudication is overturned on appeal, then such otherwise invalid or unenforceable provision shall be restored with full force and effect. If for any reason the determination in any binding arbitration proceeding is that any provision of Sections 11 and 12 is unenforceable as drafted, such provision shall be interpreted so as to give greatest effect to the intent of the parties at the time this Agreement was entered into.

  15.    Miscellaneous.

        (a)    Notices. Any and all notices permitted, or required, to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 15(a):

the Company:
Adaptec, Inc. 691 South Milpitas Blvd. Milpitas, CA 95035 Attention: General Counsel
with a copy to:
Fenwick & West LLP 801 California Street Mountain View, CA 94041 Attention: Dennis DeBroeck
If to Employee:
(insert your address)

with a copy to Employee's counsel as designated by Employee from time to time.

        (b)    Amendments. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification may be sought.

        (c)    Successors and Assigns. This Agreement will not be assignable by either Employee or the Company, except that the rights and obligations of the Company under this Agreement may be assigned to a corporation which becomes the successor to the Company as the result of a merger or other corporate reorganization and which continues the business of the Company or Snap Appliance, or any other parent or subsidiary of the Company, provided that the Company guarantees the performance by such assignee of the Company's respective obligations hereunder.

        (d)    Governing Law. This Agreement will be governed by and interpreted according to the substantive laws of the California without regard to such state's laws on conflicts of laws.

        (e)    No Waiver. No failure on the part of the Company or Employee to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company or Employee in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither the Company nor Employee shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        (f)    Severability. Employee and the Company recognize that the limitations contained herein are reasonably and properly required for the adequate protection of the interests of the Company. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that a court of competent jurisdiction is authorized to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceableprovisions.

        (g)    Counterparts. This Agreement may be executed in counterparts which when taken together will constitute one instrument. Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

        (h)    Specific Performance; Remedies. Employee agrees that in the event of any breach by Employee of any covenant, obligation or other provision contained in this Agreement, the Company shall be entitled (in addition to any other remedy that may be available), to the extent permitted by applicable law, to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach. The rights and remedies of the parties hereunder are not exclusive of or limited by any other rights or remedies which the parties may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the parties hereunder, and the obligations and liabilities of the parties hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit the obligations or the rights of the parties (or any affiliate of the parties) under the terms of (a) the Employee Proprietary Information Agreement; or (b) the terms of any other agreement between Employee and the Company, including, without limitation, the Merger Agreement and any directors' or officers' indemnification agreement. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). Neither Adaptec nor any affiliate shall have any right of setoff for any amounts herein, except for the escrow obligations to fund indemnification pursuant to the Merger Agreement.

        (i)    Arbitration.

                (i)    At the option of either party, any and all disputes or controversies, whether of law or in equity, and of any nature whatsoever arising from or respecting this Agreement, unless otherwise expressly provided herein, shall be decided by binding arbitration.

                (ii)    The arbitrators shall be selected as follows: In the event the Company and the Employee agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and the Employee do not agree on one arbitrator, the Company and the Employee shall each select one independent, qualified arbitrator and these two arbitrators shall select a third arbitrator, the Company reserves the right to reject any individual arbitrator who shall be employed by or affiliated with a competing organization.

                (iii)    Arbitration shall take place at San Jose, California, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in secrecy. In such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for inspection only by the Company and the Employee and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information shall become generally known. The arbitrators, who shall act by majority vote, shall be able to decree any and all relief of any equitable nature, including, but not limited to, such relief as a temporary restraining order, a temporary or a permanent injunction, or both, and shall also be able to award damages (with or without an accounting), costs and reasonable attorneys' fees. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                (iv)    Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or their authorized representatives shall have the right to attend and participate in all the arbitration hearings to the extent and in such manner as the law shall require.

        (j)    Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        (k)    Entire Agreement. This Agreement, the exhibits and Appendix Attached hereto, and the Merger Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. This Agreement shall supersede any prior employment agreement, except as otherwise provided in Section 10 hereof. This Agreement supersedes any bonus plan maintained by Snap Appliance, and Employee acknowledges that no payments, whether in stock or cash, will be made under any such bonus plan. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof. This Agreement will be binding upon Employee and Employee's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of the Company and its successors and assigns. The parties agree that this Agreement shall not be interpreted against any party solely because this Agreement was drafted by attorneys for the Company and Employee. Employee agrees that Employee has been given the opportunity to consult with its own counsel in reviewing this Agreement and agrees that neither Fenwick & West LLP nor O'Melveny & Myers LLP is representing Employee in such negotiations.

        (l)    Employment Not Inconsistent with Other Duties. Employee represents that his employment is not in violation of, or inconsistent with, any agreement or duties to any person or entity, including any previous employer or other person or entity with whom Employee has or has had a business, consulting or other service relationship.

        (m)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is made and effective as set forth herein contingent upon the occurrence of the Acquisition.

EMPLOYER:
ADAPTEC, INC.
Name:	/s/ MARSHALL L. MOHR
Title:	VP & CFO

EMPLOYEE:

Signature:	/s/ ERIC KELLY
Print Name:	Eric Kelly

Attachment: Appendix I

APPENDIX I
to Employment and Non-Competition Agreement
Between Eric Kelly and Adaptec, Inc.,
dated July 13, 2004

        Employee and Company agree that this Appendix shall be made part of the Employment and Non-Competition Agreement between Eric Kelly and Adaptec, Inc. dated July 13, 2004 (the "Agreement"). Any capitalized terms not defined herein shall have the same meaning as set forth in the Agreement.

        The Company is offering you an incentive bonus of $ 3,900,000 (the "MIP Bonus"). 30% of the MIP bonus will be paid in your first Adaptec payroll check. The remaining 70% will be payable over eight quarterly installments commencing with the first periodic payroll date of the Company that occurs after 90 days after the closing date of the Acquisition and ending on the first periodic payroll date of the Company after the two (2) year anniversary of the closing date of the Acquisition (the end of each such quarterly period being a "Vesting Date").

        The Company shall be entitled to deduct and withhold from any payment of your MIP Bonus: (i) the amounts required to be deducted and withheld under any federal, state, local or foreign law and (ii) an amount necessary to satisfy Employee's pro rata portion of any Company claims for damages under the Merger Agreement subject to the same limitations set forth with respect to the indemnification obligations of the Effective Time Holders (as defined in the Merger Agreement); provided that any such withholdings shall be withheld from the fifth MIP Bonus payment otherwise payable to you at the fifth Vesting Date and shall be in an amount equal to your pro rata share of the total dollar amount of any resolved Company claim for damages allocated to the MIP Bonus pursuant to the Merger Agreement.

        In the event you cease to be employed by the Company prior to a Vesting Date, any unvested portion of your MIP Bonus shall be forfeited and canceled; provided, however, if your employment with the Company is terminated by the Company without Cause (other than to permit you to commence employment with a parent or subsidiary corporation or other affiliate of the Company) or terminates for Good Reason or if you die or become Disabled prior to the first period payroll date following the second anniversary of the closing date of the Acquisition, you shall be eligible to receive the remaining amount of your MIP Bonus within fifteen (15) days following the date of such termination.